CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Copy

MARKETING AND ADMINISTRATIVE

SERVICES AGREEMENT

Jefferson National Life Insurance Company (“Firm”) and VP Distributors, LLC (“Distributor”) mutually agree to the arrangements set forth in this Marketing and Administrative Services Agreement (the “Agreement”) effective as of November 2011. Firm and the Distributor are referred to collectively herein as the “Parties.”

WHEREAS, Firm is the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”);

WHEREAS, Firm has entered into a Participation Agreement, dated as of November , 2011 (the “Participation Agreement”), with Virtus Variable Insurance Trust, a Delaware statutory trust (the “Trust”) and Distributor, pursuant to which the Trust agreed to make shares of certain of its series, listed in Schedule A hereto, as such Schedule may be amended from time to time (the “Portfolios”), available for purchase by one or more of Firm’s separate accounts or divisions thereof (each, a “Separate Account”) for Contract owners to allocate Contract value;

WHEREAS, Firm desires to provide for the marketing of the Portfolios and provide certain administrative and recordkeeping services (collectively, the “Services”) to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios; and

WHEREAS, Distributor desires to compensate Firm in recognition of its provision of the Services;

NOW, THEREFORE, the Parties agree as follows:

Section I — Representations and Warranties

(A) Firm represents and warrants that it is an insurance company licensed under the laws of the State of Texas.

(B) Firm represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions on brokerage transactions directed to it by a Portfolio.

(C) Firm represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions directed to it by any Portfolio from any broker or dealer which has executed portfolio securities transactions for that Portfolio.

(D) Firm represents and warrants that it has not entered into any agreement with any Portfolio or Distributor or any of Distributor’s affiliates pursuant to which that Portfolio or Distributor or any of Distributor’s affiliates is expected to direct brokerage commissions to it to compensate it for promoting or selling any Portfolio’s shares.

Section II — Services; Payments

(A) Firm shall perform or provide for the performance of all Services with respect to Contract owner values and Firm’s assets from which investments in shares of the Portfolios are made, including, without limitation, the following services:

(1) Maintaining separate records for each Contract owner, which shall reflect the Portfolio shares purchased and redeemed with respect to and Portfolio share balances attributable to such Contract owners. Firm will maintain an omnibus account with each Portfolio on behalf of Contract owners, and such accounts shall be in the name of Firm (or its nominee) as the record owner of Portfolio shares attributable to such Contract owners.

(2) Disbursing to or crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Portfolios in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions reinvested in shares of the Portfolios.

(3) Preparing and transmitting to Contract owners, as required by law, periodic statements showing allocations to sub-accounts investing in the Portfolios, purchases and redemptions of Portfolio shares and dividends and other distributions paid in relation to Contract owner transaction requests, and such other information as may be required, from time to time, by Contract owners.

(4) Generating written confirmations to Contract owners with respect to transactions relating to the Portfolios, to the extent required by law.

(5) Administering the distribution to existing Contract owners of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.

(6) Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, Contract owners.

(7) Providing marketing assistance.

(8) Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing Services.

(B) The Distributor shall calculate the fee set forth in Schedule A at the end of each calendar quarter and will make such payment to Firm, without demand or notice by Firm, within 30 days thereafter, in a manner mutually agreed by the Parties from time to time.

(C) Firm will furnish to Distributor or its designees such information as Distributor or its delegates may reasonably request, and will otherwise cooperate with Distributor in the preparation of reports concerning this Agreement, as well as any other reports or filing that may be required by law.

Section III — Nature of Payments for Services

The Parties to this Agreement recognize and agree that Distributor’s payments to Firm are for marketing and administrative services only and do not constitute payment in any manner for investment advisory services. The amount of the marketing and administrative expense payments made by Distributor to Firm pursuant to this Agreement are not intended to be, and shall not be deemed to be, indicative of Distributor’s or its affiliates’ bona fide profits or of the actual costs to Firm of providing marketing and administrative services to Distributor. To the extent that there is a Rule 12b-1 Plan currently in effect (a “Plan”) under the 1940 Act, with respect to the shares of any of the Portfolios, a portion of the service fee hereunder with respect to such shares of such Portfolio may be paid under the Plan, as determined by Distributor and to the extent permissible under applicable law.

Section IV — Disclosure

Consistent with any current legal requirements or legal requirements as may become effective, including without limitation, the Securities Exchange Act of 1934, the rules thereunder and the applicable rules of any self-regulatory organization, in effect at any time during the term of this Agreement, or as requested by Contract owners, Firm agrees to provide written point of sale disclosure to its Contract owners describing the Services provided by it pursuant to this Agreement, the payments made by Distributor pursuant to this Agreement and any other matters required under applicable law, rule or regulation.

Section V- Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of Distributor, Firm will provide Distributor or its representative, copies of all such records.

Section VI — Term and Termination

(A) This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated.

(B) This Agreement may be terminated with respect to any Portfolio by Distributor or by Firm without penalty, upon sixty (60) days’ prior written notice to the other party.

(C) This Agreement will automatically terminate on the date of termination of the Participation Agreement.

(D) Nothwithstanding anything contained herein to the contrary (including, without limitation, termination of this Agreement pursuant to this Section VI), unless prohibited by applicable law, for so long as the Firm owns shares of any Portfolio and provides the services set forth herein, Firm shall be entitled to the compensation set forth in this Agreement.

Section VII — Amendment; Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the Services and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the Parties hereto.

Section VIII — Notices

All notices and other communications to either Firm or Distributor will be duly given if mailed, or copied to the address set forth below, or at such other address as either party may provide in writing to the other party.

Insurance Company:

Jefferson National Life Insurance Company
9920 Corporate Campus Dr., Suite 1000
Louisville, KY 40223
Attention: General Counsel

Distributor:

VP Distributors, LLC
Virtus Investment Partners 100 Pearl Street
Hartford, CT 06103
Attention: Counsel

Section IX—Miscellaneous

(A) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns. Each Party shall promptly notify the other Parties of the assignment or other transfer of this Agreement.

(B) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties.

(C) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(D) Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

(E) Severability. This Agreement shall be severable as it applies to each Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

Jefferson National Life Insurance Company

By:	/s/ Craig A Hawley
Title:	General Counsel
Date:	10/19/11

VP Distributors, LLC

By:	[illegible]
Title:	President
Date:	10/27/11

SCHEDULE A

Portfolio	Fee
Virtus International Series	[**] basis points
Virtus Multi-Sector Fixed Income Series	[**] basis points
Virtus Premium AlphaSectorSeries	[**] basis points
Virtus Real Estate Securities Series	[**] basis points

AMENDMENT

TO MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT

This Amendment is entered into as of October 1, 2021, by and between Jefferson National Life Insurance Company (“Firm”) and VP Distributors, LLC (“Distributor”).

WHEREAS, Firm and Distributor have entered into a Marketing and Administrative Services Agreement effective as of November 2011 (the “Agreement”) which, as of the date hereof, remains in full force and effect; and

WHEREAS, pursuant to the Agreement Firm provides marketing of certain funds distributed by the Company (the “Portfolios”) and certain administrative and recordkeeping services (collectively, the “Services”) to the owners of certain variable annuity contracts and/or variable life insurance policies issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company through certain Nationwide Variable Accounts in connection with their allocations to the Portfolios; and

WHEREAS, Distributor anticipates becoming the distributor for The Merger Fund VL (“TMFVL”); and

WHEREAS, the parties desire to update the Agreement to include TMFVL and fees applicable to Firm providing the Services with respect to allocations to TMFVL, effective October 1, 2021, the date on which Distributor becomes the distributor of TMFVL (the “Effective Date”); and

WHEREAS, the Agreement provides that it may only be changed by a written instrument signed by the parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. Upon the Effective Date, Schedule A to the Agreement shall be replaced in its entirety with the Exhibit A attached hereto.

2. The notice address for Distributor is hereby changed to One Financial Plaza, 26th Floor, Hartford, CT 06103, Attn.: Counsel.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Amendment may be executed in two or more counterparts, which may be executed and/or exchanged electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first set forth above.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY		VP DISTRIBUTORS, LLC

By:	/s/ Leland W Cummings	By:	/s/ Heidi Griswold
Name: Leland W. Cummings		Name: Heidi Griswold
Title: VP, Head of Fund Operations		Title: Vice President, Mutual Fund Services

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SCHEDULE A

Portfolio	Fee
Virtus Duff & Phelps Real Estate Securities Series	[**] bps
Virtus Newfleet Multi-Sector Intermediate Bond Series	[**] bps
Virtus SGA International Growth Series	[**] bps
The Merger Fund VL	[**] bps

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